Exhibit 99.1

ANNOUNCEMENT OF NEW LTC BOARD ADVISOR

LTC is very pleased to announce that as of December 1st, 2008, Ben van Schaik is appointed as an Advisor to the Board. Mr. van Schaik has been asked to serve as an Advisor on account of his long standing experience in the automotive sector, as well as his extensive network within the industry. As the former CEO of DaimlerChrysler in Brazil, Mr. van Schaik gained a stellar reputation for his vision and managerial qualities.

‘The appointment of Ben van Schaik is of course connected with the fact that LTC expects to grow rapidly in the very promising market of electrical cars,’ says Theo Kremers, the company’s CEO. ‘Gaining the advice of someone as experienced and knowledgeable as Mr. van Schaik, should prove to be a great asset to LTC.’

Currently, Mr. van Schaik is Member of the Supervisory Board of Groeneveld Groep and Member of the Supervisory Board of Heineken Nederland.

On LTC: LTC is a global manufacturer of Li-ion cells and a global provider of power solutions for diverse applications. LTC is especially well positioned in the fast growing markets of electrical cars and stationary power. The company expects results to substantially improve in the near future.